Registration No. 333-73746
MTN No. 577	Rule 424(b)(2)

PRICING SUPPLEMENT No. 25 Dated June 16, 2003 (To Prospectus dated January 10, 2002)
$15,000,000,000
H O U S E H O L D F I N A N C E C O R P O R A T I O N
Medium Term Notes
Due Nine Months or More from Date of Issue
Principal Amount: $500,000,000
Price to Public: 100%		Proceeds to HFC: 99.95%
Issue Date: June 19, 2003		Stated Maturity: June 16, 2005
Redeemable On or After: Not Applicable
Initial Interest Rate: To be determined on June 17, 2003
Interest Rate Basis: LIBOR Telerate
Index Maturity: Three Months.
Spread or Spread Multiplier: Plus .10% (10 basis points).

Interest Payment Dates: On the 16th of September, December, March and June of each year, commencing September 16, 2003, and the Stated Maturity. If said day is not a Business day, such interest payment date shall be postponed to the next succeeding Business Day except if such day falls in the next calendar month, such Interest Payment Date will be the immediately proceeding day that is a Business Day.

Regular Record Date: The date fifteen (15) calendar days (whether or not a Business Day) prior to each Interest Payment Date or the Stated Maturity, as the case may be.
Interest Reset Date: Each Interest Payment Date
Interest Determination Date: The Second London Business Day prior to each Interest Payment Date.

Agents:	Merrill Lynch	$ 166,000,000	DTC 5132
	Barclays Capital Inc.	$ 167,000,000	DTC 7256
	BNP Paribas Securities Inc.	$ 167,000,000	DTC 0630
Agent's Discount or Commission: .05%		CUSIP: 44181KR22